Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 2015 Second Quarter Sales of $173.2 Million and Net Income of $17.7 Million

•	2015 second quarter diluted earnings per share was $0.77

•	Record Aerospace backlog of $236.3 million

•	Aerospace Electrical Power & Motion product line continued double digit quarterly growth with sales up 11.9% compared with prior year

•	Tightened full year revenue guidance to $680 million to $715 million, representing 3% to 8% consolidated growth over 2014, with Aerospace growing 10% to 15%

EAST AURORA, NY, August 5, 2015 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of products to the global aerospace, defense, consumer electronics and semiconductor industries, today reported financial results for the second quarter and six months ended July 4, 2015.

	Three Months Ended			Six Months Ended
	July 4, 2015	June 28, 2014	% Change	July 4, 2015	June 28, 2014	% Change
Sales	$173,156	$174,563	-0.8%	$334,794	$315,514	6.1%
Gross profit	$49,452	$43,202	14.5%	$89,614	$73,207	22.4%
Gross margin	28.6%	24.7%		26.8%	23.2%
SG&A	$21,297	$20,721	2.8%	$43,916	$37,099	18.4%
SG&A percent of sales	12.3%	11.9%		13.1%	11.8%
Income from Operations	$28,155	$22,481	25.2%	$45,698	$36,108	26.6%
Operating margin %	16.3%	12.9%		13.6%	11.4%
Net Income	$17,690	$13,144	34.6%	$28,373	$20,651	37.4%
Net Income %	10.2%	7.5%		8.5%	6.5%

Peter J. Gundermann, President and Chief Executive Officer, commented, “Astronics performed well with second quarter sales and earnings both among our best ever. Our Aerospace Segment continued to show solid overall growth and our Test Segment was nicely profitable despite reduced volume compared to last year.”

Consolidated Review

Second Quarter 2015 Results

Consolidated sales for the second quarter of 2015 were $173.2 million, down slightly from $174.6 million for the same period last year as strength in Aerospace sales helped to offset lower Test Systems segment sales. The 2015 second quarter included $7.1 million in sales from Armstrong Aerospace, Inc. (“Armstrong”), acquired on January 14, 2015. Organic sales for the quarter decreased $8.5 million, or 4.9%, on lower Test System segment sales.

Consolidated gross margin was 28.6% in the second quarter of 2015 compared with 24.7% in the second quarter of 2014. The second quarter of 2014 included $8.7 million of inventory fair value step-up expense of acquired businesses compared with $0.1 million in the second quarter of 2015. Engineering and development (“E&D”) costs were $21.3 million in the second quarter of 2015, including $1.6 million for Armstrong. E&D costs in last year’s second quarter were $20.7 million. As a percent of sales, E&D was 12.3% and 11.9% in the second quarters of 2015 and 2014, respectively.

Selling, general and administrative (“SG&A”) expenses were $21.3 million, or 12.3% of sales, in the second quarter of 2015 compared with $20.7 million, or 11.9% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of Armstrong, which added approximately $1.6 million to SG&A in the second quarter of 2015, including $0.7 million of amortization expense for acquired intangible assets of that business.

Diluted earnings per share for the 2015 second quarter were $0.77 compared with $0.58 in the prior-year period, an increase of 32.8%.

First Half 2015 Results

Consolidated sales for the first six months of 2015 increased by $19.3 million, or 6.1%, to $334.8 million from $315.5 million for the same period last year. The acquisition of Armstrong contributed $13.8 million to consolidated sales, while consolidated organic sales increased $5.5 million, or 1.7%.

Consolidated gross margin was 26.8% in the first six months of 2015 compared with 23.2% in the first six months of 2014. The first six months of 2014 included $17.4 million of inventory step-up expense compared with $0.7 million in the first six months of 2015. E&D costs were 13.0% of sales, or $43.6 million, which included $3.0 million for Armstrong, compared with $37.9 million, or 12.0% of sales, in the prior year’s first six months.

Selling, general and administrative (“SG&A”) expenses were $43.9 million, or 13.1% of sales, in the first six months of 2015 compared with $37.1 million, or 11.8% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of Astronics Test Systems, Inc. (“ATS”, acquired on February 28, 2014) and Armstrong, which collectively added approximately $4.4 million to SG&A in the first six months of 2015, including $1.7 million of amortization expense for acquired intangible assets of those businesses. Additionally, higher SG&A expense reflected increased headcount and compensation costs to support growth.

Diluted earnings per share for the first six months of 2015 were $1.24 compared with $0.91 for the same period last year, an increase of 36.3%.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace Second Quarter 2015 Results

Aerospace segment sales increased by $10.6 million, or 8.8%, when compared with the prior year’s second quarter to $132.2 million. Organic sales grew 2.9%, or $3.5 million, and sales from Armstrong added $7.1 million. Sales in the 2015 second quarter were the Company’s second highest, following the first quarter of 2015.

Sales to the Commercial Transport market increased $11.1 million, of which $7.1 million was related to the acquisition of Armstrong, primarily comprised of Systems Certification sales. The remaining increase was primarily higher sales of Electrical Power & Motion products, which increased $8.0 million, or 13.9%, partially offset by lower sales of Avionics products. Sales of Avionics products to the Commercial Transport market decreased by $2.6 million. Sales to the Military market decreased $1.8 million when compared with last year’s second quarter. Sales to the Business Jet market increased $0.8 million compared with the same period last year.

Aerospace operating profit for the second quarter of 2015 was $20.3 million, or 15.3% of sales, compared with $20.8 million, or 17.1% of sales, in the same period last year. Operating margins were negatively affected by increased E&D spending, lower operating margin from the Armstrong business and a general increase in operating costs. Organic Aerospace E&D costs increased $0.4 million compared with last year’s second quarter. Aerospace SG&A expense increased $1.7 million in the second quarter of 2015 as compared with 2014. Incremental SG&A from Armstrong was $1.6 million, including $0.7 million of purchased intangible asset amortization expense for acquired intangible assets.

Aerospace First Half 2015 Results

Aerospace segment sales increased by $30.6 million, or 12.6%, when compared with the prior year’s first six months to $274.5 million. Organic sales grew 6.9%, or $16.8 million, and sales from Armstrong added $13.8 million.

Sales to the Commercial Transport market increased $32.0 million, of which $13.8 million was related to the acquisition of Armstrong, primarily comprised of Systems Certification sales. The remaining increase was primarily higher sales of Electrical Power & Motion, Lighting & Safety and Avionics products. Sales of Electrical Power & Motion products to the Commercial Transport market increased approximately $12.6 million, or 10.5%. Sales of Lighting & Safety products to the Commercial Transport market increased by $5.0 million. Sales of Avionics products to the Commercial Transport market increased by $3.3 million. Sales to the Military market decreased $1.5 million when compared with last year’s first six months, due to lower sales of Electrical Power & Motion and Other products, partially offset by higher sales of Lighting & Safety products to this market. Sales to the Business Jet market decreased $1.0 million during this period due to lower sales of Lighting & Safety products to this market.

Aerospace operating profit for the first six months of 2015 was $43.7 million, or 15.9% of sales, compared with $38.3 million, or 15.7% of sales, in the same period last year. Operating leverage gained on increased volume for the organic business was partially offset by higher organic E&D costs of approximately $2.3 million. Aerospace SG&A expense increased $4.3 million in the first six months of 2015 as compared with 2014. Incremental SG&A from Armstrong was $2.7 million, including $1.1 million of purchased intangible asset amortization expense for acquired intangible assets. The first six months of 2014 included inventory step-up costs of $2.4 million that reduced normal operating margins for that period.

Mr. Gundermann commented, “Our Aerospace Segment continues to perform well with sales up almost 13% year-to-date and continued strong margins. We have had our strongest volume in our history in the last two quarters, bookings have more than kept pace and backlog is at record levels, suggesting continued strength going forward.”

Aerospace backlog at the end of the 2015 second quarter was $236.3 million and the book-to-bill ratio for the period was 1.02.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems Second Quarter 2015 Results

Sales in the second quarter of 2015 decreased approximately $12.0 million to $41.0 million compared with the same period in 2014, a decrease of 22.7%.

However, operating profit was $9.9 million, or 24.1% of sales, compared with $4.0 million or 7.6% of sales in last year’s second quarter. The 2014 second quarter reflects non-recurring purchase accounting related inventory step-up costs of $8.7 million that reduced normal operating margins for that period. This effect was partially mitigated by a decrease in E&D costs of approximately $1.3 million, to $2.8 million in the second quarter of 2015 from $4.1 million in the prior-year period.

Test Systems First Half 2015 Results

Sales in the first six months of 2015 decreased 15.8% to $60.3 million compared with sales of $71.6 million for the same period in 2014, due to lower shipments to the Commercial Electronics market. Sales to the Commercial Electronics market decreased $21.2 million compared with the same period in 2014, which was partially offset by increased sales of $9.9 million to the Military market.

Operating profit was $7.6 million, or 12.7% of sales, compared with $2.3 million, or 3.2% of sales, in the first six months of 2014. The first six months of 2014 reflected inventory step-up costs of $15.0 million that reduced normal operating margins in that period.

Mr. Gundermann commented, “Our volume in the Test business is dictated by customer schedules, but demand was strong in the second quarter and operating results were positive. The business is doing a good job of managing its cost structure while maintaining a high level of responsiveness to its customers.”

Backlog at the end of the second quarter for Test Systems was $115.7 million.

Forecast

Consolidated sales in 2015 are forecasted to be in the range of $680 million to $715 million. Approximately $545 million to $570 million is forecasted from the Aerospace Segment, adjusted from first quarter 2015 expectations of $550 million to $580 million. Test Systems segment revenue for 2015 is now expected to be approximately $135 million to $145 million, a tighter range of expectations compared with the $130 million to $160 million previously expected.

The midpoints of these ranges imply that the Aerospace Segment is expected to grow approximately 13% in 2015 and the Test Segment is expected to decline approximately 16%.

Consolidated backlog at July 4, 2015 was $352.0 million, of which $263.0 million is expected to ship in 2015.

Capital expenditures were $12.3 million in the first half of 2015 and are expected to be in the range of $20 million to $27 million for the year. E&D costs are estimated to be in the range of $75 million to $80 million.

Mr. Gundermann concluded, “We are in position for a strong close to the year. We expect the third quarter, in particular, will be a record setter with consolidated revenue of about $200 million. Our fourth quarter will be somewhat slower, depending on the rate of short-term bookings, which we are currently pursuing. All in all, Astronics’ business is developing quite well with many favorable growth prospects based on strong market positions across our broader base of solutions.”

Second Quarter 2015 Webcast and Conference Call

The Company will host a teleconference today at 11:00 AM ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13614503. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, August 12, 2015. A transcript will also be posted to the Company’s Web site once available.

About Astronics Corporation

Astronics Corporation (NASDAQ: ATRO) is a leading supplier of products to the global aerospace, defense, consumer electronics and semiconductor industries. Astronics’ products include advanced, high-performance electrical power generation & distribution systems, lighting & safety systems, avionics products, aircraft structures, engineering design and systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace, defense, electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	7/4/2015	6/28/2014	7/4/2015	6/28/2014
Sales	$173,156	$174,563	$334,794	$315,514
Cost of products sold	123,704	131,361	245,180	242,307

Gross profit	49,452	43,202	89,614	73,207
Gross margin	28.6%	24.7%	26.8%	23.2%

Selling, general and administrative	21,297	20,721	43,916	37,099
SG&A % of sales	12.3%	11.9%	13.1%	11.8%

Income from operations	28,155	22,481	45,698	36,108
Operating margin	16.3%	12.9%	13.6%	11.4%

Interest expense, net	1,111	2,559	2,357	4,882

Income before tax	27,044	19,922	43,341	31,226
Income tax expense	9,354	6,778	14,968	10,575

Net income	$17,690	$13,144	$28,373	$20,651

Net income % of sales	10.2%	7.5%	8.5%	6.5%

*Basic earnings per share:	$0.80	$0.61	$1.29	$0.96
*Diluted earnings per share:	$0.77	$0.58	$1.24	$0.91

*Weighted average diluted shares outstanding (in thousands)	22,836	22,638	22,820	22,648

Capital expenditures	$5,218	$6,185	$12,277	$23,091
Depreciation and amortization	$6,418	$5,471	$12,545	$10,309

*	All share quantities and per-share data have been restated to reflect the impact of the twenty percent Class B stock distribution to shareholders of record on September 5, 2014.

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	7/4/2015	12/31/2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$23,767	$21,197
Accounts receivable	98,836	88,888
Inventories	133,418	115,053
Other current assets	18,057	20,680
Property, plant and equipment, net	126,329	116,316
Other long-term assets	8,995	5,632
Intangible assets, net	114,230	94,991
Goodwill	114,578	100,153

Total assets	$638,210	$562,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$2,702	$2,796
Accounts payable and accrued expenses	74,605	61,368
Customer advances and deferred revenue	32,588	45,052
Long-term debt	228,469	180,212
Other liabilities	43,698	45,305
Shareholders’ equity	256,148	228,177

Total liabilities and shareholders’ equity	$638,210	$562,910

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	7/4/2015	6/28/2014	7/4/2015	6/28/2014
Sales
Aerospace	$132,170	$121,523	$274,522	$243,895
Test Systems	40,986	53,167	60,327	71,856
Less Inter-segment	—	(127)	(55)	(237)

Total sales	173,156	174,563	334,794	315,514

Operating profit and margins
Aerospace	20,271	20,761	43,673	38,251
	15.3%	17.1%	15.9%	15.7%

Test Systems	9,863	4,030	7,638	2,335
	24.1%	7.6%	12.7%	3.2%

Total operating profit	30,134	24,791	51,311	40,586
	17.4%	14.2%	15.3%	12.9%

Interest expense	1,111	2,559	2,357	4,882
Corporate expenses and other	1,979	2,310	5,613	4,478

Income before taxes	$27,044	$19,922	$43,341	$31,226

	15.6%	11.4%	12.9%	9.9%

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/4/2015	6/28/2014	% change	7/4/2015	6/28/2014	% change	2015 YTD
Aerospace Segment
Commercial Transport	$107,629	$96,504	11.5%	$227,823	$195,790	16.4%	68.1%
Military	10,569	12,352	-14.4%	19,827	21,310	-7.0%	5.9%
Business Jet	9,061	8,308	9.1%	17,153	18,175	-5.6%	5.1%
Other	4,911	4,359	12.7%	9,719	8,620	12.7%	2.9%

Aerospace Total	132,170	121,523	8.8%	274,522	243,895	12.6%	82.0%

Test Systems Segment
Commercial Electronics	31,507	43,120	-26.9%	36,258	57,457	-36.9%	10.8%
Military	9,479	9,920	-4.4%	24,014	14,162	69.6%	7.2%

	40,986	53,040	-22.7%	60,272	71,619	-15.8%	18.0%

Total	$173,156	$174,563	-0.8%	$334,794	$315,514	6.1%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/4/2015	6/28/2014	% change	7/4/2015	6/28/2014	% change	2015 YTD
Aerospace Segment
Electrical Power & Motion	$67,844	$60,651	11.9%	$137,415	$126,482	8.6%	41.0%
Lighting & Safety	37,907	39,507	-4.0%	79,985	74,598	7.2%	23.9%
Avionics	11,663	12,497	-6.7%	29,030	25,250	15.0%	8.7%
Systems Certification	5,771	—	—	10,344	—	—	3.1%
Structures	4,074	3,704	10.0%	8,029	7,343	9.3%	2.4%
Other	4,911	5,164	-4.9%	9,719	10,222	-4.9%	2.9%

Aerospace Total	132,170	121,523	8.8%	274,522	243,895	12.6%	82.0%

Test Systems	40,986	53,040	-22.7%	60,272	71,619	-15.8%	18.0%

Total	$173,156	$174,563	-0.8%	$334,794	$315,514	6.1%	100.0%

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q3 2014 9/27/2014	Q4 2014 12/31/2014	Q1 2015 4/4/2015	Q2 2015 7/4/2015	Twelve Months 7/4/2015
Sales
Aerospace	$122,233	$128,619	$142,352	$132,170	$525,374
Test Systems	57,209	37,464	19,286	40,986	154,945

Total Sales	$179,442	$166,083	$161,638	$173,156	$680,319

Bookings
Aerospace	$139,486	$130,588	$141,113	$134,478	$545,665
Test Systems	14,560	104,782	16,836	12,242	148,420

Total Bookings	$154,046	$235,370	$157,949	$146,720	$694,085

Backlog*
Aerospace	$221,797	$223,769	$233,955	$236,264	N/A
Test Systems	79,648	146,964	144,514	115,770	N/A

Total Backlog	$301,445	$370,733	$378,469	$352,034	N/A

Book:Bill Ratio
Aerospace	1.14	1.02	0.99	1.02	1.04
Test Systems	0.25	2.80	0.87	0.30	0.96

Total Book:Bill	0.86	1.42	0.98	0.85	1.02

*	On January 14, 2015, Astronics Corporation acquired Armstrong Aerospace, Inc. which included a backlog of approximately $11.4 million for the Aerospace segment.